Exhibit 10.13

NEWPORT FEDERAL SAVINGS BANK

CHANGE IN CONTROL AGREEMENT

This AGREEMENT (“Agreement”) is hereby entered into as of October 14, 2005, by and between Newport Federal Savings Bank (the “Bank”), a federally-chartered savings bank with its principal offices at 100 Bellevue Avenue, Newport, Rhode Island 02840-3231 and ______________(“Executive”).

WHEREAS, the Bank recognizes the importance of Executive to the Bank’s operations and wishes to protect his position with the Bank in the event of a change in control of the Bank or any holding company of the Bank (“Holding Company”) for the period provided for in this Agreement; and

WHEREAS, Executive and the Board of Directors of the Bank desire to enter into an agreement setting forth the terms and conditions of payments due to Executive in the event of a change in control and the related rights and obligations of each of the parties.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

1.	Term of Agreement.

(a) The term of this Agreement shall be (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and ending on the third anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 1.

(b) Commencing December 2006 and continuing each December thereafter, the Board of Directors of the Bank (the “Board of Directors”) may extend the term of this Agreement for an additional one (1) year period beyond the then effective expiration date, provided that Executive shall not have given at least sixty (60) days’ written notice of his desire that the term not be extended.

(c) Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Bank terminates Executive’s employment prior to a Change in Control.

2.	Change in Control.

(a) Upon the occurrence of a Change in Control of the Bank or the Holding Company followed by the voluntary termination (for “Good Reason” as defined below) or involuntary termination of Executive’s employment within two (2) years of the Change in Control, other than termination for Cause, (as defined in Section 2(d) of this Agreement) the provisions of Section 3 of this Agreement shall apply.

(b) “Good Reason” means, unless Executive has consented in writing thereto, the occurrence following a Change in Control, of any of the following:

(1)	the assignment to Executive of any duties materially inconsistent with Executive’s position, including any material diminution in status, title, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Bank or Executive’s employer reasonably promptly after receipt of notice from Executive;

(2)	Any reduction in Executive’s base salary below the amount to which Executive was entitled prior to the Change in Control;

(3)	the taking of any action by the Bank or any of its affiliates or successors that would materially adversely affect Executive’s overall compensation and benefits package (other than changes to the Bank’s tax-qualified plans), unless such changes to the compensation and benefits package are made on a non-discriminatory basis and affect substantially all employees

(4)	A requirement that Executive relocate his principal business office or his principal place of residence outside of the area consisting of a twenty-five (25) mile radius from the current main office, or the assignment to Executive of duties that would reasonably require such a relocation; or

(5)	Liquidation or dissolution of the Bank or the Holding Company.

(c) For purposes of this Agreement, a “Change in Control” means:

i.	Merger: The Bank or the Holding Company, as the case may be, merges into or consolidates with another entity, or merges another entity into the Bank or the Holding Company, and as a result less than a majority of the combined voting power of the resulting entity immediately after the merger or consolidation is held by persons who were members of the Bank or the Holding Company immediately before the merger or consolidation;

ii.	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Bank’s or the Holding Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Bank’s or the Holding Company’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the members) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

iii.	Sale of Assets: The Bank or the Holding Company sells to a third party all or substantially all of its assets.

Notwithstanding anything in this Section 2, a “Change in Control” for purposes of this Agreement shall not include any corporate restructuring transaction by the Bank or the Holding Company in mutual or stock form, including but not limited to a mutual to stock conversion or mutual holding company reorganization or minority stock offering, provided that the Board of Directors of the Bank and the Holding Company immediately preceding such transaction constitutes at least a majority of the Board of Directors of the Bank and the Holding Company after such transaction.

(d) Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon termination for Cause. Termination for Cause shall mean: termination because of, in the good faith determination of the Board, Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order, or any material breach of any provision of this Agreement.

(e) Notwithstanding paragraph (d) above, Executive shall not be deemed to have been terminated for Cause unless and until (i) in the case of any failure or breach by Executive in the performance of Executive’s duties to the Bank, the Bank shall have provided Executive with (30) days written notice of such failure or breach and Executive shall have had an opportunity to cure such failure or breach within such (30) day period, and (ii) there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for that purpose, finding that in the good faith opinion of the Board of Directors, Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof. Executive shall not have the right to receive compensation or other benefits following termination for Cause.

3.	Termination Benefits.

(a) Upon the occurrence of a Change in Control, followed by the Executive’s voluntary termination for Good Reason (as defined in Section 2(b) of this Agreement) or involuntary termination within two (2) years of the Change in Control, other than a termination for Cause (as defined in Section 2(c) of the Agreement), the Bank and the Holding Company shall be obligated to pay or provide Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate as the case may be:

i.	A severance benefit equal to two (2) times the Executive’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code (the “Code”) and the sum of any other “parachute payments” as defined under Section 280G(b)(2) of the Code. Such payment shall be made in a lump sum within ten (10) calendar days of the Executive’s termination of employment; and

ii.	Continued health, dental and life insurance coverage following Executive’s termination of employment. Said coverage shall be provided under the same terms and conditions in effect on the date of Executive’s termination of employment. To the extent that benefits required under this Section 3(a)(ii) cannot be provided under the terms of any Bank health and welfare plans, the Bank shall enter into alternative arrangements that will provide Executive with comparable benefits. The coverage or other arrangements provided under this Section 3(a)(ii) shall cease upon the earlier of (i) the Executive’s death; (ii) his employment by another employer other than one of which he is the majority owner; or (iii) the expiration of 24 months.

(c) Notwithstanding the preceding provisions of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G. The allocation of the reduction required among the Termination Benefits provided by this Section 3 shall be determined by Executive.

4.	Notice of Termination.

(a) Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of

Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given, provided that Executive shall have the right to cure such breach within such (30) day period, to the extent curable).

5.	Source of Payments.

All payments and benefits provided in this Agreement shall be paid or provided solely by the Bank. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be construed so as to result in the duplication of any payment or benefit.

6.	Effect on Prior Agreements and Existing Benefit Plans.

This Agreement contains the entire understanding between the parties hereto with regard to the subject matter hereof and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement. Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Bank or shall impose on the Bank any obligation to employ or retain Executive in its employ for any period.

7.	No Attachment.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and the Holding Company and their respective successors and assigns.

8.	Modification and Waiver.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.	Headings for Reference Only.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references herein to the masculine shall apply to both the masculine and the feminine.

11.	Governing Law.

Except to the extent preempted by federal law, the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Rhode Island, without regard to principles of conflicts of law of that State.

12.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

13.	Payment of Legal Fees.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank and the Holding Company, only if Executive is successful pursuant to a legal judgment, arbitration or settlement.

14.	Indemnification.

The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or the Holding Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorneys’ fees and the cost of reasonable settlements.

15.	Successors to the Bank.

The Bank and the Holding Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Holding Company, expressly and unconditionally to assume and agree to perform the Bank’s and the Holding Company’s obligations under this Agreement, in the same manner and to the same extent that the Bank and the Holding Company would be required to perform if no such succession or assignment had taken place.

16.	Required Provisions.

In the event any of the foregoing provisions of this Section 16 are in conflict with the terms of this Agreement, this Section 16 shall prevail.

(a)	The Bank’s board of directors may terminate Executive’s employment at any time, but any termination by the Bank, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause.

(b)	If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c)	If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)	If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1) all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)	All obligations under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank: (i) by the Director of the OTS (or his designee), at the time the FDIC or the Resolution Trust Corporation, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)	Any payments made to employees Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

PROPOSED

AMENDMENT TO THE

NEWPORT FEDERAL SAVINGS BANK

CHANGE IN CONTROL AGREEMENT

WHEREAS,                          (the “Executive”) entered into a change in control agreement with Newport Federal Savings Bank (the “Bank”) effective October 15, 2005 (the “Agreement”); and

WHEREAS, in connection with the mutual to stock conversion of the Bank, the Bank and the Executive desire to amend the Agreement to include Newport Bancorp, Inc. as a guarantor of the payments under the Agreement and to facilitate some ministerial changes; and

WHEREAS, the Agreement provides that the Agreement may be amended or modified at any time prior to a Change in Control by means of a written instrument signed by the parties.

NOW, THEREFORE, the Bank and the Executive hereby agree to amend the Agreement as follows:

FIRST CHANGE

Effective                         , 2006, the first paragraph of the Agreement shall be amended to add the following sentence to the end of the paragraph:

“Newport Bancorp, Inc., the holding company of the Bank (the “Holding Company”) will serve as guarantor under this Agreement.”

SECOND CHANGE

Effective                         , 2006, the first WHEREAS clause of the Agreement shall be deleted in its entirety and replaced with the following new language:

“WHEREAS, the Bank recognizes the importance of Executive to the Bank’s operations and wishes to protect his position with the Bank in the event of a change in control of the Holding Company; and”

THIRD CHANGE

Effective                         , 2006, all references in the Agreement to “Change in Control of the Bank or the Holding Company” shall be replaced with “Change in Control of the Holding Company”.

FOURTH CHANGE

Effective                         , 2006, Section 2(c) shall be deleted in its entirety and replaced with the following new Section 2(c):

“For purposes of this Agreement, a “Change in Control” means the occurrence of any one of the following events:

(1) Merger: The Company merges into or consolidates with another corporation, or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation.

(2) Acquisition of Significant Share Ownership: The Company files, or is required to file, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

(3) Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (ÿ) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period;

(4) Sale of Assets: The Company sells to a third party all or substantially all of its assets.

Notwithstanding anything in this Section 2, a “Change in Control” for purposes of this Agreement shall not include any corporate restructuring transaction by the Bank in mutual or stock form, including but not limited to a mutual to stock conversion.”

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FIFTH CHANGE

Effective                         , 2006, Section 5 of the Agreement shall be deleted in its entirety and replaced with the following new Section 5:

“5. Source of Payments.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.”

IN WITNESS WHEREOF, the Bank has caused this Amendment to the Agreement to be executed by its duly authorized officer, and Executive has signed this Amendment, on the      day of                     , 2006.

ATTEST:	NEWPORT FEDERAL SAVINGS BANK

For the Board of Directors

WITNESS:	EXECUTIVE

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